Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Metropolitan Bank Holding Corp. on Post-Effective Amendment No. 3 to Form S-3 of our report dated February 28, 2023, relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the annual report on Form 10-K of Metropolitan Bank Holding Cop for the year ended December 31, 2022, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

August 18, 2023